Exhibit 18

Execution

Dated 24 June 2010

WHITEHORSE TECHNOLOGY LIMITED
as Chargor

and

CHINA DEVELOPMENT BANK CORPORATION
HONG KONG BRANCH

as Security Agent

_________________________________________

ACCOUNT CHARGE

_________________________________________

KING & WOOD
9/F., Hutchison House, Central
Hong Kong

Tel.: (852) 2848 4848
Fax: (852) 2845 2995
Ref.: 710030085/CR/JL

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THIS CHARGE is made the 24th day of June 2010.

BETWEEN:

(1)

WHITEHORSE TECHNOLOGY LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands as chargor (the “Chargor”); and

(2)

CHINA DEVELOPMENT BANK CORPORATION HONG KONG BRANCH of Suite 3307-15, 33/F, One International Finance Centre, No.1 Harbour View Street, Central, Hong Kong as security agent for the Secured Parties (the “Security Agent”).

WHEREAS

(1)

By a term loan facility agreement of or about the date hereof made between the Chargor as borrower and China Development Bank Corporation Hong Kong Branch as lender, arranger and facility agent (the “Loan Agreement”), the Lenders (as defined therein) have agreed to make available to the Chargor a loan facility in a principal amount of up to US$45,000,000 (the “Facility”) subject to the terms and conditions set out therein.

(2)

Pursuant to the terms of the Loan Agreement and as security for payment and discharge of the Secured Indebtedness (as defined in the Loan Agreement), the Chargor has agreed to, inter alia, execute this Charge in favour of the Security Agent, subject to and upon the terms and conditions herein contained.

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	Terms defined

In this Charge:

“Account Bank” means China Development Bank Corporation Hong Kong Branch;

“Charged Account” means:-

(i) the Dollar-denominated account established or to be established with the Facility Agent in the sole name of the Chargor and identified in the Schedule (Charged Account); and

(ii)

any other accounts established or maintained by the Chargor, which may from time to time for any reason be re-designated or represented by new account number(s) from those specified in the Schedule (Charged Account), whether existing at the date hereof or established at any time hereafter, into which any of the monies from time to time standing to the credit of such Charged Account may be placed;

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“Charged Property” means all the rights, title and interest of the Chargor that may now or hereafter be charged or assigned in favour of the Security Agent pursuant to this Charge and the proceeds of any security created by or pursuant to this Charge;

“Deposits” means all monies now or at any time hereafter standing to the credit of the Charged Account and all entitlements to interest and other rights and benefits accruing to or arising in connection with such monies;

“Loan Agreement” has the meaning ascribed to it in the Recital; and

“Secured Parties” means the Finance Parties.

1.2	Interpretation

	1.2.1	Terms defined, or incorporated by reference, in the Loan Agreement shall have the same meanings in this Charge, unless the context otherwise requires.

1.2.2

The provisions of Clause 1.2 (Construction) and Clause 1.3 (Currency Symbols) of the Loan Agreement shall apply to this Charge as if they were expressly set out in full in this Charge with each reference to the Loan Agreement being a reference to this Charge.

2.	CREATION OF SECURITY

The Chargor hereby as legal and beneficial owner (and with the intent that the security so constituted shall be a continuing security for the payment and discharge of the Secured Indebtedness in favour of the Security Agent for the benefit of the Secured Parties) assigns, and agrees to assign, absolutely in favour of the Security Agent for the benefit of the Secured Parties, all rights, title and interest in and to which the Chargor is now or may hereafter become entitled in relation to the Charged Account and all monies now or at any time hereafter standing to the credit of such Charged Account and all Deposits.

3.	PERFECTION OF SECURITY AND FURTHER ASSURANCE

3.1

The Chargor shall at any time at the request of the Security Agent and at the cost of the Chargor promptly sign, seal, execute, deliver and do all deeds, instruments, notices, documents, acts and things (including, without limitation any legal assignments, transfers, mortgages, legal or other charges or securities and notices of assignment or charge) as in each such case the Security Agent shall reasonably require for the purpose of maintaining, perfecting or protecting the security constituted by or pursuant to this Charge (or purported to be constituted by or pursuant to this Charge) or for facilitating the realisation thereof and the exercise of all powers, authorities and discretions vested in the Security Agent by this Charge or by applicable law. Without prejudice to the generality of the foregoing, such assignments, transfers, mortgages, legal or other charges, or securities or notices of assignment or charge shall be in such form as the Security Agent shall reasonably require and may contain provisions such as are herein contained or provisions to the like effect and/or such other provisions of whatsoever kind as the Security Agent shall reasonably consider requisite for the maintenance or perfection of the security constituted by or pursuant to this Charge.

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3.2

The Chargor shall immediately after the execution of this Charge, instruct its registered agent to create and maintain a register of charges for the Chargor in accordance with section 162 of the Business Companies Act 2004 of the British Virgin Islands (the “Register of Charges”) and to enter particulars of the security interests created pursuant to this Charge in the Register of Charges, and the Chargor shall instruct its registered agent to effect registration of this Charge at the Registry of Corporate Affiars pursuant to section 163 of the Business Companies Act 2004 of the British Virgin Islands:

(i)

deliver or procure to be delivered to the Security Agent a certified copy of the updated Register of Charges and a confirmation from the registered agent of the Chargor in writing that such Register of Charges has been filed with the Registry of Corporate Affairs; and

(ii) deliver or procure to be delivered to the Security Agent the certificate of registration issued by the Registrar of Corporate Affairs and the filed and stamped copy of the Register of Charges.

3.3

The Chargor hereby represents and warrants to the Security Agent that as of the date hereof, the Chargor is not registered as a non-Hong Kong company under Part XI of the Companies Ordinance (Cap.32 of the Laws of Hong Kong).

4.	COVENANT

The Chargor shall not withdraw or transfer or otherwise deal with the Charged Property including all or any monies from time to time comprising the Deposits without the prior written consent of the Security Agent.

5.	DEFAULT AND ENFORCEMENT

5.1	Upon the issue of a Default Notice, the security expressed to be created by this Charge shall become immediately enforceable.

5.2	Nothing in Clause 5.1 shall prejudice the rights of the Security Agent under or in connection with Clause 7 (Charged Account).

5.3

The powers conferred by this Charge in relation to the Charged Property or any part thereof on the Security Agent shall be in addition to and not in substitution for the powers conferred on mortgagees and/or chargees by law, which shall apply to the security created by this Charge except insofar as they are expressly or impliedly excluded. Where there is any ambiguity or conflict between the powers conferred on mortgagees and/or chargees by law and those conferred by this Charge as aforesaid or where the powers or protection in this Charge are more extensive or less restrictive than those provided by law, then the terms of this Charge shall prevail to the extent permitted by law.

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5.4	Any law or statute restricting the right of consolidation shall, to the extent permissible under such law or statute, not apply to this Charge or the security hereby created.

6.	POWER OF ATTORNEY

6.1

The Security Agent may at any time, from time to time, having given prior notice to the Chargor of such delegation, delegate by power of attorney or in any other manner to any person or persons or body of persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Security Agent under this Charge in relation to the Charged Property or any part thereof and any such delegation may be made upon such other terms and conditions (including power to sub-delegate) and subject to such other regulations as the Security Agent may think fit and the Security Agent shall not be bound to supervise or be in any way liable or responsible for any loss or damage arising from any act, default or error on the part of any such delegate or sub-delegate.

6.2

The Chargor hereby irrevocably appoints the Security Agent and every delegate or sub-delegate of the Security Agent as aforesaid jointly and also severally to be the attorney or attorneys of the Chargor and in its name and otherwise on its behalf and as its act and deed during the subsistence of this Charge to sign, seal, execute, deliver, perfect and do all deeds, instruments, acts and things which may be reasonably required for carrying out any obligation imposed on the Chargor by or pursuant to this Charge (including but not limited to the obligations of the Chargor under Clause 3 (Perfection of Security and Further Assurance) for carrying any sale or other dealing by the Security Agent into effect otherwise howsoever for getting in the Charged Property, and generally for enabling the Security Agent to exercise the powers conferred on it by or pursuant to this Charge or by applicable law.

6.3

The Chargor shall ratify and confirm all transactions entered into by the Security Agent or such delegate or sub-delegate of the Security Agent in the lawful exercise of the Security Agent's powers and all transactions lawfully entered into, documents executed and things done by the Security Agent or such delegate or sub-delegate of the Security Agent by virtue of the power of attorney given by Clause 6.2. Any person taking any action or signing any document pursuant to the foregoing power of attorney shall notify the Chargor thereof and shall provide a copy of any such document to the Chargor as soon as reasonably possible thereafter.

6.4

The power of attorney hereby granted is as regards the Security Agent and the delegates and sub-delegates of the Security Agent (and as the Chargor hereby acknowledges) granted irrevocably and for value as part of the security constituted by this Charge to secure proprietary interests of, and the performance of obligations owed to, the respective donees.

7.	CHARGED ACCOUNT

7.1

Notwithstanding any other terms upon which monies may have been deposited in the Charged Account, but subject to the terms of the Finance Documents, the Security Agent shall have, at all times, absolute and full control over the Charged Property and power either in its own name or in the name of the Chargor, and without notice to the Chargor or any other person, to withdraw monies from the Charged Account, and where any monies from time to time standing to the credit of the Charged Account or any part thereof is denominated in a currency other than the currency of the Secured Indebtedness to convert such moneys into the currency of the Secured Indebtedness, and apply such monies in the manner and order as the Security Agent may deem fit for the purposes of securing or protecting the interests or enforcing the rights of the Security Agent under this Charge. The Chargor shall have no right to receive, withdraw, or otherwise transfer any credit balance from time to time on the Charged Account or otherwise deal with the Charged Property without the prior written consent of the Security Agent. Nothing in this Clause 7.1 shall prevent the Chargor from making any deposit (or procuring any deposit) into any Charged Account from any customer or any other source of funding in accordance with the Finance Documents.

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7.2

Subject to Clause 7.1, the Chargor shall establish and, prior to the security created hereunder becoming enforceable in accordance with Clause 5 (Default and Enforcement), operate the Charged Account in accordance with the terms of the Loan Agreement. No withdrawals may be made from the Charged Account without the prior written consent of the Security Agent.

7.3

For the avoidance of doubt, nothing in this Charge shall in any way limit or affect the Secured Parties’ rights, or any restriction on the Chargor's rights or actions, under any Finance Documents or be construed as permitting the Chargor to take any action which would be prohibited by any provision of any Finance Documents.

8.	SUBSEQUENT INTERESTS

8.1

If the Security Agent or any Secured Party at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Charged Property, all payments thereafter made by the Chargor to the Security Agent or the Secured Party (as the case may be) pursuant to this Charge shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Indebtedness as at the time when the Security Agent or the Secured Party (as the case may be) received such notice.

8.2

All monies, received, recovered or realised by the Security Agent under this Charge (including the proceeds of any conversion of currency) may, in the discretion of the Security Agent be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of the Secured Indebtedness.

9.	INDEMNITY

9.1

The Chargor hereby agrees with the Security Agent for each Affected Person (as hereinafter defined) to indemnify the Security Agent, each Secured Party and each nominee and delegate thereof (each an “Affected Person”) against all liabilities, costs, charges and expenses (including any tax liability and, in each case, value added tax or any similar tax charged or chargeable in respect thereof but excluding therefrom any such liability, cost, charge or expense resulting from the gross negligence or wilful misconduct of such Affected Person):-

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	(i)	to which such Affected Person becomes subject as a direct result of it being an Affected Person; and

	(ii)	reasonably incurred by such Affected Person in the execution or purported execution of the rights, trust, powers, authorities, discretions and obligations vested in it under this Charge,

including but not limited to those relating to all actions, proceedings, claims and demands in respect of any matter or thing done or omitted in any way relating to this Charge unless such liabilities, costs, charges or expenses were directly caused by the gross negligence or wilfull misconduct of the Affected Person.

9.2

If at any time the Chargor fails to perform any of its obligations under Clause 9.1, and any Secured Party chooses to indemnify the Affected Person concerned against any loss which it incurs as a result of such failure, the Chargor agrees on demand to reimburse the Security Agent (on behalf of the Secured Party) for any amount paid by it pursuant to this Clause 9.2.

10.	PRESERVATION OF RIGHTS

10.1

Neither the security hereby constituted nor the rights, powers and remedies conferred upon the Security Agent, the Secured Parties, any nominee or other delegate thereof by this Charge or by applicable law shall be discharged, impaired or otherwise affected by:-

	(i)	the liquidation, winding-up or dissolution of the Chargor or any other person or any change in its status, function, control or ownership;

	(ii)	any of the obligations of the Chargor or any other person under any Finance Documents to which it is a party being or becoming illegal, invalid, unenforceable or ineffective in any respect;

	(iii)	time or other indulgence being granted or agreed to be granted to the Chargor or any other person in respect of any of its obligations under any Finance Documents to which it is a party;

	(iv)	any amendment to, or any variation, waiver or release of, any of the obligations of the Chargor or any other person under any Finance Documents to which it is a party;

(v)

any failure to take, or fully to take, any security contemplated by any Security Document or otherwise agreed to be taken in respect of any of the Chargor's or any other person’s obligations under any Finance Documents to which it is a party; or

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(vi)

any other act, event or omission which, but for this Clause 10.1, might operate to discharge, impair or otherwise affect the security hereby constituted or any of the rights, powers or remedies conferred upon the Security Agent, the Secured Parties and any nominee or other delegate thereof by this Charge or by applicable law.

10.2

Any settlement or discharge between the Chargor and the Security Agent, any Secured Party, any nominee or other delegate thereof or any of them (the “Connected Person(s)”) shall be conditional upon no security or payment to the Connected Person(s) by the Chargor or any other person on its behalf being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, in the event of any such security or payment being so avoided or reduced, the Connected Person(s) shall be entitled to recover the value or amount of such security or payment from the Chargor and from the security hereby provided by the Chargor subsequently as if such settlement or discharge had not occurred.

10.3

None of the Security Agent, the Secured Parties and any nominee or other delegate thereof or any of them shall be obliged before exercising any of the rights, powers or remedies conferred upon them by this Charge or by applicable law:-

	(i)	to take any action or obtain judgment in any court against the Chargor or any other person; or

	(ii)	to make or file any claim or proof in a winding-up or dissolution of the Chargor or any other person; or

	(iii)	to enforce or seek to enforce any other security taken in respect of any of the obligations of the Chargor or any other person under any agreement or contract giving rise to the Secured Indebtedness.

11.	EFFECTIVENESS OF SECURITY

11.1

The security constituted by or pursuant to this Charge shall be without prejudice and in addition to and shall be independent of every guarantee, indemnity or other security which the Security Agent may at any time hold for the Secured Indebtedness and it is hereby declared that no prior security held by the Security Agent over the whole or any part of the Charged Property shall merge in the security hereby constituted.

11.2	This Charge shall remain in full force and effect as a continuing security until discharged by the Security Agent in accordance with Clause 18 (Release).

11.3

Nothing contained in this Charge is intended to, or shall operate so as to, prejudice or affect any guarantee, indemnity or other security of any kind whatsoever which the Security Agent and the Secured Parties may have for the Secured Indebtedness or any of them or any right, remedy or privilege of the Security Agent.

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12.	REMEDIES AND WAIVERS

12.1

Where the security given to the Security Agent hereby or pursuant hereto initially takes effect as a collateral or further security then notwithstanding any receipt, release or discharge endorsed on or given in respect of or under the principal security to which this Charge operates as a collateral or further security, the security provided by or pursuant to this Charge shall in respect of the Secured Indebtedness be an independent security.

12.2

Any receipt, release or discharge of the security provided by, or any liability arising under this Charge may be given by the Security Agent alone and shall not release or discharge the Chargor from any liability for the same or any other monies which may exist independently of this Charge. Where such receipt, release or discharge relates only to part of the Charged Property such receipt, release or discharge shall not prejudice or affect the security hereby created in relation to the remainder of the Charged Property.

12.3

The Security Agent or any Secured Party may grant time or other indulgence to, or make any other arrangement, variation or release with any person (whether or not party hereto and whether or not jointly liable with the Chargor) in respect of the Secured Indebtedness or of any other security therefore or guarantee in respect thereof without prejudice either to the security constituted by or pursuant to this Charge or to the liability of the Chargor for the Secured Indebtedness.

12.4	The rights, powers and remedies provided in this Charge are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law.

12.5

No failure on the part of any party hereto to exercise, or delay on its part in exercising, any of the rights, powers and remedies provided for by this Charge or by law shall operate as a waiver thereof, nor shall any single or partial waiver of any such rights preclude any further or other exercise of such rights or the exercise of any other such rights.

13.	SEVERABILITY

If a provision of this Charge is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:-

(i) the validity or enforceability in that jurisdiction of any other provision of this Charge; or

(ii) the validity or enforceability in other jurisdictions of that or any other provision of this Charge.

14.	ASSIGNMENT

14.1	The Chargor shall not assign or transfer any of its rights or obligations hereunder.

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14.2

The Secured Parties shall have the full and unfettered right to assign the whole or any part of the benefit of this Charge in accordance with the Finance Documents, and any assignee shall be entitled to enforce and proceed upon this Charge in the same manner as if named herein.

15.	NOTICES

15.1	Giving of notices

All notices or other communications under or in connection with this Charge shall be given in accordance with Clause 27 (Notices) of the Loan Agreement which provisions are incorporated into this Charge as though they were set out in full in this Charge with any necessary modifications to references to the parties thereto.

15.2	Addresses for notices

The address and facsimile number of each party to this Charge for all notices under or in connection with this Charge are those set out in Clause 27 of the Loan Agreement, or as otherwise notified in accordance with that clause.

16.	LANGUAGE

16.1	This Charge is executed in English.

16.2	All communications and documents required under this Charge shall either be

(i) in English; or

(ii)

if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail over the original language version unless the document is a statutory or other official document (provided always, for the avoidance of doubt, that the English translation of all financial information provided hereunder shall be the binding version).

17.	AMENDMENTS

This Charge may be amended only by an instrument in writing signed by duly authorised representatives of the parties.

18.	RELEASE

On the Release Date, the Security Agent shall forthwith, at the request and cost of the Chargor, execute and do all such assurances, acts and things as may be necessary to release the security hereby created and reassign and retransfer the Charged Account and all monies then or at any time thereafter standing to the credit of such Charged Account and all entitlements to interest and other rights and benefits accruing to or arising in connection with such monies to the Chargor.

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19.	GOVERNING LAW

This Charge shall be governed by, and shall be construed in accordance with, the laws of Hong Kong.

20.	JURISDICTION

20.1	Hong Kong Courts

The Chargor hereto irrevocably agrees for the benefit of the Secured Parties that the courts of Hong Kong shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Charge (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

20.2	Appropriate Forum

The Chargor irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 20.1 (Hong Kong Courts) being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

20.3	Service of Process

The Chargor hereby agrees that the process by which any Proceeding or Dispute is begun in Hong Kong may be served on it by being delivered to JPS Consultants Limited of Room 2204, Tung Chiu Commercial Building, 193 Lockhart Rd., Wanchai, Hong Kong. A failure by the process agent to notify the Chargor of the process will not invalidate the Proceedings concerned. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

20.4	Non-exclusive Submissions

The submission to the jurisdiction of the courts referred to in Clause 20.1 (Hong Kong Courts) shall not (and shall not be construed so as to) limit the right of the Security Agent to take Proceedings against the Chargor in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

20.5	Consent to Enforcement

The Chargor hereby consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

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20.6	Waiver of Immunity

To the fullest extent permitted by law, the Chargor hereby irrevocably agrees that no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from any proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on its behalf or with respect to its assets, any such immunity being irrevocably waived. To the fullest extent permitted by law, the Chargor hereby irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

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SCHEDULE

CHARGED ACCOUNT

US dollar savings account number 716000519100

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IN WITNESS whereof this Charge has been duly executed as a deed on the date first above written.

Chargor

The Common Seal of	)
WHITEHORSE TECHNOLOGY	)
LIMITED	)
was hereto affixed and attested by	)
/s/ Guoshen Tu	)
)
)
in the presence of	)

Security Agent

SIGNED by

for and on behalf of	)
CHINA DEVELOPMENT	)
BANK CORPORATION	)
HONG KONG BRANCH	)
/s/ Wuping Wang
in the presence of :